                                                                EXHIBIT m(4)(b)

                                AMENDMENT NO. 1
                            MASTER DISTRIBUTION PLAN
                                       of
                               AIM GROWTH SERIES
                          (Class A and Class C Shares)


           The Amended and Restated Master Distribution Plan (the "Agreement"), dated July 1, 1999, pursuant to Rule 12b-1 of AIM Growth Series, a Delaware business trust, is hereby amended as follows:

           Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                  "APPENDIX A
                                       TO
                 AMENDED AND RESTATED MASTER DISTRIBUTION PLAN
                                       OF
                               AIM GROWTH SERIES
                          (Class A and Class C Shares)

                               (DISTRIBUTION FEE)

           The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio as designated below, a Distribution Fee* determined by applying the annual rate set forth below as to each Portfolio (or Class A or Class C thereof) to the average daily net assets of the Portfolio (or Class A or Class C thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio (or Class A or Class C thereof).

                                       MINIMUM          MAXIMUM       MAXIMUM
                                     ASSET-BASED        SERVICE      AGGREGATE
            FUND                     SALES CHARGE         FEE        ANNUAL FEE
            ----                     ------------       -------      ----------
       Class A Shares
       --------------
AIM Basic Value Fund                    0.10%            0.25%          0.35%
AIM Euroland Growth Fund                0.10%            0.25%          0.35%
AIM Japan Growth Fund                   0.10%            0.25%          0.35%
AIM Mid Cap Equity Fund                 0.10%            0.25%          0.35%
AIM New Pacific Growth Fund             0.10%            0.25%          0.35%
AIM Small Cap Growth Fund               0.10%            0.25%          0.35%

-----------------
     * The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Class and the applicable Portfolio.

                                       MINIMUM          MAXIMUM       MAXIMUM
                                     ASSET-BASED        SERVICE      AGGREGATE
            FUND                     SALES CHARGE         FEE        ANNUAL FEE
            ----                     ------------       -------      ----------
       Class C Shares
       --------------
AIM Basic Value Fund                    0.75%            0.25%          1.00%
AIM Euroland Growth Fund                0.75%            0.25%          1.00%
AIM Japan Growth Fund                   0.75%            0.25%          1.00%
AIM Mid Cap Equity Fund                 0.75%            0.25%          1.00%
AIM New Pacific Growth Fund             0.75%            0.25%          1.00%
AM Small Cap Growth Fund                0.75%            0.25%          1.00%"


           All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Date:  September 1, 1999


                                          AIM GROWTH SERIES


Attest: /s/ OFELIA M. MAYO                By: /s/ ROBERT H. GRAHAM
       -----------------------------         ----------------------------
        Assistant Secretary                         President

(SEAL)